Exhibit 99.(a)(5)

Amended and Restated

Certificate of Establishment and Designation

BROOKFIELD INVESTMENT FUNDS

Certificate of Designation of Series

for

Center Coast Brookfield MLP Focus Fund

The undersigned officer(s) of Brookfield Investment Funds, a Delaware statutory trust (the “Trust”), acting at the direction of the Board of Trustees of the Trust do hereby execute this Amended and Restated Certificate of Establishment and Designation, which amends, restates, and replaces in its entirety the Certificate of Establishment and Designation dated August 24, 2017. This Amended and Restated Certificate of Establishment and Designation evidences the establishment and designation, pursuant to Section 2.6 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated September 27, 2011, as amended to date (the “Declaration of Trust”), of a Series of the Trust under the amended name Center Coast Brookfield MLP Focus Fund (the “Designated Series”) and five Classes of such Designated Series as follows: Class A, Class C, Class Y, Class I, and Class T (the “Designated Classes”).

1.                                      Rights, Preferences and Characteristics.  The Designated Series and the Designated Classes shall have the relative rights, preferences and characteristics described in the Declaration of Trust and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Designated Series and the Designated Classes.  Any rights, preferences, qualifications, limitations and restrictions with respect to Series or Classes generally that are set forth in the Declaration of Trust shall apply to the Designated Series and the Designated Classes unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

2.                                      Authorization of Officers.  The officers of the Trust have been authorized and directed by the Trustees of the Trust, to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

3.                                      Incorporation of Defined Terms.  Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Declaration of Trust.

Brian F. Hurley	/s/Brian F. Hurley

Angela W. Ghantous	/s/Angela W. Ghantous

Alexis I. Rieger	/s/Alexis I. Rieger

Adam Sachs	/s/Adam Sachs

Casey Tushaus	/s/Casey Tushaus

Mohamed Rasul	/s/Mohamed Rasul

Date: November 16, 2017